EXHIBIT 6.5

ASSIGNMENT

The undersigned inventor (“Assignor”) has solely created, developed and improved certain engineering data, information, know-how and other data related to that certain vehicle known as the “Scorpion” (collectively the “Property”).

RONN MOTOR GROUP, INC., a Delaware corporation (“Assignee”), whose address is ASU SkySong Innovation and Research Center, 1475 S. Scottsdale Road, Suite 200, Scottsdale, Arizona 8525, desires to acquire the entire right, title and interest in the Property, and to any United States and foreign patents to be obtained from the Property.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which we acknowledge, Assignors hereby sell, assign, and transfer to Assignee, its successors and assigns, the entire right, title and interest in the Property.

Assignor warrants and covenants that he has the full and unencumbered right to sell, assign, and transfer the interests hereby sold, assigned, and transferred and that he has not executed and will not execute any document or instrument in conflict with this Assignment. Assignor further covenants and agrees that, upon the request and at the expense of Assignee, he will execute and deliver any papers, make all rightful oaths, testify in any legal proceeding relating to the Property, communicate to Assignee all facts known to us relating to the Property and its history; and perform all other lawful acts deemed necessary or desirable by Assignee and its legal representatives, to secure, maintain, and enforce protection for the Property and for vesting title to the Property in Assignee, and in particular to perfect title to the Property.

Assignor hereby grants to Assignee authority and power to insert on this Assignment any further identification which may be necessary or desirable for purposes of recordation of this Assignment.

Executed this 10th day of February, 2017 at Tempe, Arizona.

	By:	/s/Ronal Maxwell
Ronal Maxwell

STATE OF ___Maricopa_________)
COUNTY OF ___Arizona________)

On this 13th day of February, 2017, before me personally appeared Ronal Maxwell, whose identity was proven to me on the basis of satisfactory evidence to be the person who he or she claims to be, and acknowledged that he or she signed the above/attached document.

/s/ Rebecca Hermosillo
NOTARY PUBLIC

(Notary Seal)